Exhibit 99.1

Calavo Growers, Inc. Announces Departure of Chief Financial Officer

SANTA PAULA, Calif., May 3, 2022—Calavo Growers, Inc. (“Calavo”) (“Company”) (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today announced that Chief Financial Officer Mariela Matute will be leaving Calavo for a CFO role at another company. She will remain with Calavo through May 19, 2022, to assist with the transition.

Calavo’s President and Chief Executive Officer Brian W. Kocher, whose experience includes chief financial officer and chief accounting officer roles, will assume the role of the Company’s interim Chief Financial Officer until a successor is named. The Company will immediately commence a search for a new permanent CFO.

“Mariela has made a significant contribution to our organization in the time she has been with Calavo,” Kocher said. “She described her new opportunity as one that was simply too good to pass up, and we wish her the best in her new role.

“While this news is unfortunate, it won’t deter or delay our efforts to improve our operating performance,” Kocher continued. “We have a structure in place to carry out our initiatives like Project Uno. We have processes that Mariela helped establish that will ensure the smooth continuity of our business. We have a talented team that is more than capable of stepping in and stepping up as we search for a new CFO.

“I remain confident about our future. Calavo has delivered sequential improvement in our business, and we continue to make progress. I am as excited today as I was yesterday about our opportunities and our ability to deliver on our vision and goals to our shareholders,” Kocher concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of constant innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Forward-Looking Statements
This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements include, but are not limited to, statements relating to filling the permanent CFO position and long-term growth and profitability positioning. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: dependence on key personnel, including personnel that have not yet been hired, and the ability of our future management team to work together successfully; the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our food service customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our RFG and Foods segments, to offset increase costs of goods sold, and the impact of such price increases on future net sales; seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT. For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact	Investor Contact
Thomas Federl, VP Communications, Marketing & ESG	Julie Kegley, SVP
Calavo Growers, Inc.	Financial Profiles, Inc.
Thomas.Federl@calavo.com	calavo@finprofiles.com
843-801-4174	310-622-8246